Exhibit 99.1

MEDIA CONTACT	INVESTOR CONTACT
Leslie Tullio	Richard S. Lindahl
ltullio@cebglobal.com	c/o jconnor@cebglobal.com
+1 (571) 303-5689	+1 (571) 303-6956

FOR IMMEDIATE RELEASE

CEB ANNOUNCES LEADERSHIP TRANSITION

Tom Monahan to Step Down as Chairman and Chief Executive Officer

Arlington, Va. – Aug. 31, 2016 – The Board of Directors of CEB (NYSE: CEB), a best practice insight and technology company, announced today that Tom Monahan has notified the Board of his intention to step down as Chairman and Chief Executive Officer of the Company. The Board has retained Heidrick & Struggles to help identify the successor, and Mr. Monahan will maintain his current responsibilities until a new CEO is announced. Daniel Leemon, lead independent director, is managing the search process on behalf of the Board.

Mr. Monahan, who joined CEB’s senior leadership team in 1996, has served as CEO since 2005. He joined the Board of Directors in 2001 and became Chairman in 2008. Across his tenure as an executive and CEO of the company, CEB has reinvented how the world’s leading companies make decisions and now supports more than 10,000 companies globally.

“As I reflect on nearly 21 years with the Company, I’m immensely proud of CEB’s growth and the outsized impact we’ve delivered since I joined” said Mr. Monahan. “I’m grateful for the Board’s support in all that we’ve accomplished and I firmly believe it’s the right time for me to think about the next chapter in my career. We’ve built an incredible team and a strong, global business. I’m looking forward to partnering closely with my Board colleagues during this transition, and to working with our teams to ensure we not only meet our strategic and financial commitments for 2016, but set ourselves up for a strong 2017 and beyond.”

Daniel Leemon, lead independent director of CEB’s Board, added: “Tom has been an inspirational and innovative leader, and he and his team have consistently delivered industry-leading growth in revenue and profit.  As a Board, we’ve enjoyed a terrific working relationship with Tom. We’ll miss him, and we’re pleased he will work with us on a smooth transition. We have a great leadership team in place, and a robust succession planning process which now moves to the next phase. We wish Tom the very best in whatever challenge he decides to tackle next.”

About CEB

CEB is a best practice insight and technology company. In partnership with leading organizations around the globe, we develop innovative solutions to drive corporate performance. CEB equips leaders at more than 10,000 companies with the intelligence to effectively manage talent, customers, and operations. CEB is a trusted partner to nearly 90% of the Fortune 500 and FTSE 100, and more than 70% of the Dow Jones Asian Titans. More at cebglobal.com.